EXHIBIT 99.1

CYOP SYSTEMS INTERNATIONAL INC.

(the “Company”or “CYOP”)

RESOLUTIONS OF DIRECTORS

WHEREAS:

The following Resolutions having been consented to in writing by the Directors of the Company as at September 19, 2003 and shall be deemed to have the same force and effect as if passed at a meeting of Directors duly called and properly constituted for the transaction of business:

BE IT RESOLVED THAT:

1.   That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority or the voting power of the outstanding stock of the corporation for the following purpose:

To Amend the Articles as follows:

(a)   Amend Article Four to provide that the corporation shall have the authority to issue an aggregate of FIVE HUNDRED MILLION (500,000,000) shares of voting common stock, par value $0.00002 per share, and no other class of stock shall be authorized.

(b)   Amend Article Four to effect a forward split of the stock of the corporation on a basis of one (1) share of the presently outstanding stock being surrendered for five (5) shares of the newly authorized stock.

2.   That the following persons be appointed as Officers of the Company, to hold the office referred to opposite their respect names for the ensuing year or until their successors are elected or appointed.

President, CEO and Chairman:	Mitch White
Secretary:	Andrea Carley
CFO:	Gordon Samson

3.   The financial statements for the last completed fiscal period of the Company be and they are hereby approved.

DATED as of the 19th day of September, 2003.

"Mitch White"	"Gordon Samson"
Mitch White	Gordon Samson

"Patrick Smyth"	"Norman Mackinnon"
Patrick Smyth	Norman Mackinnon